Exhibit 99.1

NEWS RELEASE
Contacts:
Manuel Mondragon, Vice President of Finance
Janet Yang, Finance Manager
investorrelations@wtoffshore.com
713-297-8024

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T OFFSHORE REPORTS THIRD QUARTER NET LOSS OF

$0.02 PER SHARE

HOUSTON — November 5, 2009 — W&T Offshore, Inc. (NYSE: WTI) today provides financial and operational results for the third quarter 2009. Some of the highlights for the third quarter 2009 include:

•

Commenced production at GC 646 “Daniel Boone”, which started up on September 28, 2009 and is currently producing at a gross daily rate of approximately 6,000 barrels of oil and 5,700 thousand cubic feet of natural gas per day, or 6,950 barrels of oil equivalent per day. We have a 60% working interest.

•	Adjusted EBITDA increased 22% sequentially to $97.5 million from $79.8 million in the second quarter of 2009

•

Through September 30, 2009, we have had a 73% success rate in our drilling program, successfully drilling eight out of eleven wells, including six of eight exploration wells and two of three development wells

•	Production increased to 25.7 Bcfe, or a 29% increase over third quarter 2008 and revised the mid-point of full year guidance upward

•	Oil and natural gas liquids production increased to 1.9 MMbbls and represented 45% of third quarter volumes

•	Hedged approximately 20 Bcfe of 2010 production

Tracy W. Krohn, Chairman and Chief Executive Officer, commented, “As our production volumes have grown with increasing percentages of oil and natural gas liquids, we have seen our cash flows from operations rise. With the commencement of production from our Daniel Boone project in late September, we should be able to increase our oil production and build our cash position for redeployment in new opportunities.”

“Our plan is to remain disciplined in our approach as we evaluate drilling opportunities from our Gulf of Mexico prospect inventory and also continue to search for the right acquisition opportunities both offshore and onshore,” added Mr. Krohn.

Revenues, Net Income/Loss and EPS: Net loss for the third quarter of 2009 was $1.3 million, or $0.02 per common share, on revenues of $167.0 million, compared to net income for the same quarter of 2008 of $78.2 million, or $1.02 per share, on revenues of $289.8 million. Net loss for the third quarter of 2009 reflects the impact of a $2.1 million unrealized derivative loss ($1.5 million after-tax). Without the effect of the unrealized derivative loss, net income for the third quarter of 2009 would have been $0.2 million, or $0.00 per share. Net income for the third quarter of 2008 included an unrealized derivative gain of $27.3 million ($18.2 million after-tax). Without the effect of the unrealized derivative gain, net income for the third quarter of 2008 would have been $60.0 million, or $0.79 per share. The net loss in the third quarter is principally due to a lower average realized price of $6.30 per thousand cubic feet equivalent (“Mcfe”), versus $14.57 per Mcfe (unhedged) during the same period in 2008, partially offset by a 29% increase in production volumes over the third quarter of 2008.

Net loss for the nine months ended September 30, 2009 was $238.0 million, or $3.17 per common share, on revenues of $434.9 million, compared to net income of $292.6 million, or $3.83 per share, on revenues of $1.1 billion for the first nine months of 2008. The nine months ended September 30, 2009 includes a $205.0 million ceiling test impairment, which was recorded in the first quarter of 2009. Without the effect of the loss on extinguishment of debt and the unrealized derivative loss net loss for the nine month period would have been $56.7 million, or $0.75 per share. The year-over-year decreases in revenue and net income are attributable to lower oil and natural gas prices as well as a decrease in sales volumes. The sales volume decreases for oil and natural gas are primarily attributable to the deferral of production caused by Hurricanes Gustav and Ike beginning in August 2008, the sale of one of our fields in Louisiana state waters and natural reservoir declines. See “Non-GAAP Information” later in this press release.

Cash Flow from Operating Activities and Adjusted EBITDA: EBITDA and Adjusted EBITDA are non-GAAP measures and are hereinafter defined in “Non-GAAP Information” later in this press release. Net cash provided by operating activities for the three months ended September 30, 2009 decreased 91% to $45.5 million from $492.3 million for the three months ended September 30, 2008. The decrease was mainly a result of lower realized prices and changes in working capital. For the nine months ended September 30, 2009, net cash provided by operating activities decreased 91% to $91.9 million from $1.0 billion for the comparable period in 2008. The decrease was mainly a result of lower realized prices, lower production volumes and increased working capital. Third quarter 2009 Adjusted EBITDA was $97.5 million compared to $208.4 million during third quarter 2008. Adjusted EBITDA was $228.4 million for the nine months ended September 30, 2009, compared to $861.7 million for the comparable period in 2008.

Production and Prices: We sold 14.0 billion cubic feet (“Bcf”) of natural gas at an average realized price of $3.08 per thousand cubic feet (“Mcf”) in the third quarter of 2009. We also sold 1.9 million barrels (“MMBbls”) of oil and natural gas liquids at an average realized price of $61.09 per barrel (“Bbl”) during the same period. For the third quarter of 2008, we sold 10.9 Bcf of natural gas at an average realized price of $10.60 per Mcf and 1.5 MMBbls of oil and natural gas liquids at an average realized price of $116.54 per Bbl. On a natural gas equivalent (“Bcfe”) basis, we sold 25.7 Bcfe at an average realized price of $6.30 per Mcfe in the third quarter of 2009 compared to 19.9 Bcfe sold at an average realized price of $14.57 per Mcfe in the third quarter of 2008. The third quarter 2008 volumes were adversely affected by Hurricanes Gustav and Ike.

For the nine months ended September 30, 2009, our natural gas production totaled 39.9 Bcf and was sold at an average realized price of $3.98 per Mcf, while our oil and natural gas liquids production totaled 5.3 MMBbls, which was sold at an average realized price of

$50.82 per Bbl. On a combined basis, our production was 71.9 Bcfe sold at an average realized price of $5.98 per Mcfe. For the comparable 2008 period, we produced 45.6 Bcf of natural gas that was sold at an average realized price of $10.21 per Mcf and 6.0 MMBbls of oil and natural gas liquids production sold at an average realized price of $106.71 per Bbl. On a combined basis, our production was 81.7 Bcfe sold at an average realized price of $13.56 per Mcfe.

Lease Operating Expenses: On a nominal basis, LOE for the third quarter of 2009 increased to $53.8 million, or $2.10 per Mcfe, from $52.4 million, or $2.64 per Mcfe, in the third quarter of 2008. The increase of $1.4 million is attributable to increases in insurance costs of $3.1 million and workovers of $3.5 million, offset by a decrease in base lease operating expenses of $3.0 million and facility expenditures of $4.4 million. Also included in lease operating expenses for the third quarter of 2009 are $4.0 million of hurricane remediation costs related to Hurricanes Ike and Gustav that were either not yet approved by our insurance underwriters for reimbursement or were not covered by insurance. Included in lease operating expenses for the 2008 period are $1.8 million of hurricane remediation costs related to Hurricanes Ike and Gustav that were not covered by insurance. Lease operating expenses will be offset in future periods to the extent these costs are recovered under our insurance policies. Due to higher production volumes in the third quarter of 2009, LOE per Mcfe was lower compared to the same period of 2008. Production in the third quarter of 2008 was adversely affected by Hurricanes Ike and Gustav.

On a nominal basis, LOE for the nine months ended September 30, 2009 increased to $158.1 million, or $2.20 per Mcfe, compared to $156.6 million, or $1.92 per Mcfe for the same period in 2008. LOE for the first nine months of 2009 included $19.3 million in hurricane remediation costs versus $1.8 million in hurricane remediation costs during the same time frame in 2008. Excluding this, LOE was lower in the 2009 period by 10% due to a decrease in base lease operating expenses and lower facilities expenses. The decrease in base lease operating expenses primarily reflects modifications in operations, lower overall service and supply costs and the sale of one of our fields in Louisiana state waters in 2009.

Depreciation, depletion, amortization and accretion: DD&A decreased to $88.1 million, or $3.43 per Mcfe, in the third quarter of 2009 from $113.9 million, or $5.73 per Mcfe, in the third quarter of 2008. DD&A decreased primarily as a result of a lower depreciable base (due to impairment charges at December 31, 2008 and March 31, 2009 of $1.2 billion and $205 million, respectively) and a reduction of our asset retirement obligations, partially offset by higher production volumes. DD&A for the nine months ended September 30, 2009 was $264.2 million, or $3.68 per Mcfe, compared to DD&A of $413.2 million, or $5.06 per Mcfe, for the same period in 2008.

Liquidity and Capital Expenditures: Our cash balance at September 30, 2009 was $107.3 million and we had $262.3 million of undrawn capacity under our revolving credit facility. We just completed the semi-annual redetermination of our borrowing base, and it has been reaffirmed at $405.5 million.

For the three months ended September 30, 2009, our capital expenditures for oil and natural gas properties were $36.3 million consisting of $9.5 million for exploration activities, $22.9 million for development activities and $3.9 million for seismic, capitalized interest and other leasehold costs. Our exploration and development capital expenditures consisted of $22.9 million on the conventional shelf and other projects, $8.2 million in the deepwater and $1.3 million on the deep shelf.

For the first nine months of 2009, our capital expenditures for oil and natural gas properties were $276.0 million, including $89.7 million for exploration activities, $167.1 million for development activities and $19.2 million for seismic, capitalized interest and other leasehold costs. Our development and exploration capital expenditures consisted of $216.2 million on the conventional shelf and other projects, $39.0 million in the deepwater and $1.6 million on the deep shelf. Our capital expenditures have been funded from cash on hand and cash provided by operations.

On October 29, 2009, we closed on the sale of 36 non-core oil and natural gas fields to a third party producer, subject to the terms of the purchase and sale agreement. The sale was effective August 1, 2009. Production from these fields represented approximately 9% of our total October production.

Drilling Highlights: In the third quarter of 2009, the Company drilled one successful development well on the conventional shelf.

Commercial Wells

Lease Name/Well	Category	Working Interest %

South Timbalier 316 A-6	Development/Shelf	67%

After the close of the third quarter, the Company drilled one successful exploration well in the marshlands of South Louisiana, in which we have a 50% working interest.

Outlook: Guidance for the fourth quarter and full year 2009 is shown in the table below, which represents the Company’s best estimate of likely future results, and is affected by the factors described below in “Forward-Looking Statements.”

Fourth Quarter and Full-Year 2009 Production and Revised Cost Guidance:

Estimated Production	Fourth Quarter 2009	Prior Full-Year 2009	Revised Full-Year 2009
Crude oil (MMBbls)	1.7 – 2.1	6.5 – 8.4	7.0 – 7.4
Natural gas (Bcf)	11.8 – 14.5	43.6 – 56.1	51.8 – 54.4
Total (Bcfe)	21.9 – 26.8	82.8 – 106.4	93.8 – 98.7

Operating Expenses ($ in millions, except as noted)	Fourth Quarter 2009	Prior Full-Year 2009	Revised Full-Year 2009
Lease operating expenses	$45 –$56	$205 – $235	$185 – $195
Gathering, transportation & production taxes	$4 – $5	$20 – $24	$16 – $17
General and administrative	$10 – $12	$45 – $48	$42 – $45
Income tax rate	0%	14%	No change

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Thursday November 5, 2009 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate, dial (480) 629-9786 at least ten minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until Thursday, November 12, 2009, and may be accessed by calling (303) 590-3030 and using the pass code 4173824.

About W&T Offshore

W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and held working interests in over 147 fields, at June 30, 2009, in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2008 (www.sec.gov).

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Loss)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In thousands, except per share data)

Revenues	$167,042	$289,793	$434,896	$1,107,303

Operating costs and expenses:
Lease operating expenses	53,820	52,403	158,131	156,554
Gathering, transportation costs and production taxes	4,224	6,207	11,864	22,953
Depreciation, depletion and amortization	80,139	104,201	235,442	384,078
Asset retirement obligation accretion	7,934	9,671	28,761	29,117
Impairment of oil and natural gas properties	—	—	205,030	—
General and administrative expenses	9,758	10,657	31,925	34,294
Derivative loss (gain)	3,845	(15,174)	4,697	20,897

Total costs and expenses	159,720	167,965	675,850	647,893

Operating income (loss)	7,322	121,828	(240,954)	459,410
Interest expense:
Incurred	11,096	13,371	35,345	40,210
Capitalized	(1,874)	(4,605)	(5,378)	(15,040)
Loss on extinguishment of debt	—	—	2,926	—
Other income	39	4,140	762	9,271

Income (loss) before income tax expense (benefit)	(1,861)	117,202	(273,085)	443,511
Income tax expense (benefit)	(539)	39,021	(35,052)	150,914

Net income (loss)	$(1,322)	$78,181	$(238,033)	$292,597

Basic and diluted earnings (loss) per common share (1)	$(0.02)	$1.02	$(3.17)	$3.83

Weighted average common shares outstanding	74,659	75,913	75,089	75,909

Consolidated Cash Flow Information
Net cash provided by operating activities	$45,458	$492,297	$91,871	$1,040,259
Capital expenditures-oil and natural gas properties	36,281	222,468	275,965	621,624

Other Financial Information
EBITDA	$95,395	$235,700	$225,353	$872,605
Adjusted EBITDA	97,508	208,372	228,373	861,672

(1)	Earnings per share data for the three and nine months ended September 30, 2008 has been calculated and restated retrospectively for comparability to the 2009 presentation, which resulted in a decrease of $0.01 from the amount previously reported as basic and diluted earnings per common share for the three months ended September 30, 2008 and a decrease of $0.02 from the amount previously reported as basic and diluted earnings per common share for the nine months ended September 30, 2008.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net sales:
Natural gas (MMcf)	14,019	10,923	39,924	45,587
Oil (MBbls)	1,941	1,493	5,326	6,012
Total natural gas and oil (MBoe) (1)	4,277	3,313	11,981	13,610
Total natural gas and oil (MMcfe) (2)	25,663	19,880	71,883	81,659

Average daily equivalent sales (MBoe/d)	46.5	36.0	43.9	49.7
Average daily equivalent sales (MMcfe/d)	278.9	216.1	263.3	298.0

Average realized sales prices (Unhedged):
Natural gas ($/Mcf)	$3.08	$10.60	$3.98	$10.21
Oil ($/Bbl)	61.09	116.54	50.82	106.71
Barrel of oil equivalent ($/Boe)	37.82	87.44	35.86	81.34
Natural gas equivalent ($/Mcfe)	6.30	14.57	5.98	13.56

Average realized sales prices (Hedged): (3)
Natural gas ($/Mcf)	$3.08	$10.60	$3.98	$10.21
Oil ($/Bbl)	61.09	109.01	50.82	101.75
Barrel of oil equivalent ($/Boe)	37.82	84.05	35.86	79.15
Natural gas equivalent ($/Mcfe)	6.30	14.01	5.98	13.19

Average per Boe ($/Boe):
Lease operating expenses	$12.58	$15.82	$13.20	$11.50
Gathering and transportation costs and production taxes	0.99	1.87	0.99	1.69
Depreciation, depletion, amortization and accretion	20.59	34.37	22.05	30.36
General and administrative expenses	2.28	3.22	2.66	2.52
Net cash provided by operating activities	10.63	148.58	7.67	76.43
Adjusted EBITDA	22.80	62.89	19.06	63.31

Average per Mcfe ($/Mcfe):
Lease operating expenses	$2.10	$2.64	$2.20	$1.92
Gathering and transportation costs and production taxes	0.16	0.31	0.17	0.28
Depreciation, depletion, amortization and accretion	3.43	5.73	3.68	5.06
General and administrative expenses	0.38	0.54	0.44	0.42
Net cash provided by operating activities	1.77	24.76	1.28	12.74
Adjusted EBITDA	3.80	10.48	3.18	10.55

(1)	One million barrels of oil equivalent (MMBoe), one thousand barrels of oil equivalent (Mboe) and one barrel of oil equivalent (Boe) are determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas (totals may not add due to rounding).
(2)	One billion cubic feet equivalent (Bcfe), one million cubic feet equivalent (MMcfe) and one thousand cubic feet equivalent (Mcfe) are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids (totals may not add due to rounding).
(3)	Data for 2008 includes the effects of our commodity derivative contracts that did not qualify for hedge accounting.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2009	2008
	(In thousands, except share data)

Assets
Current assets:
Cash and cash equivalents	$107,346	$357,552
Receivables:
Oil and natural gas sales	55,454	36,550
Joint interest and other	54,689	83,178
Insurance	43,478	2,040
Income taxes	51,432	34,077

Total receivables	205,053	155,845
Prepaid expenses and other assets	41,632	30,417

Total current assets	354,031	543,814
Property and equipment – at cost:
Oil and natural gas properties and equipment (full cost method, of which $99,818 at September 30, 2009 and $99,139 at December 31, 2008 were excluded from amortization)	4,822,128	4,684,730
Furniture, fixtures and other	15,019	14,370

Total property and equipment	4,837,147	4,699,100
Less accumulated depreciation, depletion and amortization	3,666,506	3,217,759

Net property and equipment	1,170,641	1,481,341
Restricted deposits for asset retirement obligations	24,138	24,138
Deferred income taxes	8,362	—
Other assets	7,598	6,893

Total assets	$1,564,770	$2,056,186

Liabilities and Shareholders’ Equity

Current liabilities:
Current maturities of long-term debt	$—	$3,000
Accounts payable	159,084	228,899
Undistributed oil and natural gas proceeds	29,299	29,716
Asset retirement obligations	98,393	67,007
Accrued liabilities	23,884	18,254
Deferred income taxes	8,430	—

Total current liabilities	319,090	346,876
Long-term debt, less current maturities – net of discount	592,500	650,172
Asset retirement obligations, less current portion	323,744	480,890
Other liabilities	3,214	6,021
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.00001 par value; 118,330,000 shares authorized; 77,798,637 issued and 76,369,151 outstanding at September 30, 2009; 76,291,408 issued and outstanding at December 31, 2008	1	1
Additional paid-in capital	375,766	372,595
Retained earnings (accumulated deficit)	(40,048)	200,274
Treasury stock, at cost	(9,247)	—
Accumulated other comprehensive loss	(250)	(643)

Total shareholders’ equity	326,222	572,227

Total liabilities and shareholders’ equity	$1,564,770	$2,056,186

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2009	2008
	(In thousands)

Operating activities:
Net income (loss)	$(238,033)	$292,597
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	267,303	413,195
Impairment of oil and natural gas properties	205,030	—
Amortization of debt issuance costs and discount on indebtedness	1,503	2,032
Loss on extinguishment of debt	2,817	—
Share-based compensation related to restricted stock issuances	4,835	4,563
Unrealized derivative loss (gain)	94	(10,933)
Deferred income taxes	(142)	64,248
Changes in operating assets and liabilities	(152,146)	274,052
Other	610	505

Net cash provided by operating activities	91,871	1,040,259

Investing activities:
Acquisition of property interest	—	(116,551)
Investment in oil and natural gas properties and equipment	(275,965)	(505,073)
Proceeds from sale of oil and natural gas properties and equipment	8,368	—
Proceeds from insurance	5,174	—
Purchases of furniture, fixtures and other	(649)	(3,833)

Net cash used in investing activities	(263,072)	(625,457)

Financing activities:
Borrowings of long-term debt	205,441	—
Repayments of long-term debt	(268,441)	(2,250)
Dividends to shareholders	(6,872)	(39,159)
Repurchases of common stock	(9,247)	—
Other	114	(2,132)

Net cash used in financing activities	(79,005)	(43,541)

Increase (decrease) in cash and cash equivalents	(250,206)	371,261
Cash and cash equivalents, beginning of period	357,552	314,050

Cash and cash equivalents, end of period	$107,346	$685,311

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income,” “EBITDA,” and “Adjusted EBITDA.” Our management uses these non-GAAP measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures, which may be reported by other companies.

Reconciliation of Net Income to Adjusted Net Income

“Adjusted Net Income” does not include the unrealized derivative (gain) loss, the impairment of oil and natural gas properties, loss on extinguishment of debt, and associated tax effects. Adjusted Net Income is presented because the timing and amount of the derivative items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In thousands, except per share amounts)
	(Unaudited)

Net income (loss)	$(1,322)	$78,181	$(238,033)	$292,597
Unrealized derivative loss (gain)	2,113	(27,328)	94	(10,933)
Impairment of oil and natural gas properties	—	—	205,030	—
Loss on extinguishment of debt	—	—	2,926	—
Income tax adjustment for above items	(612)	9,099	(26,705)	3,720

Adjusted net income (loss)	$179	$59,952	$(56,688)	$285,384

Adjusted basic and diluted earnings (loss) per common share (1)	$0.00	$0.79	$(0.75)	$3.74

(1)	Earnings per share data for the three and nine months ended September 30, 2008 has been calculated and restated for comparability to the 2009 presentation.

Reconciliation of Net Income to Adjusted EBITDA

We define EBITDA as net income (loss) plus income tax expense (benefit), net interest expense, depreciation, depletion, amortization and accretion and impairment of oil and natural gas properties. Adjusted EBITDA excludes the loss on extinguishment of debt and the unrealized gain or loss related to our derivative contracts. Although not prescribed under generally accepted accounting principles, we believe the presentation of EBITDA and Adjusted EBITDA provide useful information regarding our ability to service debt and to fund capital expenditures and help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In thousands)
	(Unaudited)

Net income (loss)	$(1,322)	$78,181	$(238,033)	$292,597
Income tax expense (benefit)	(539)	39,021	(35,052)	150,914
Net interest expense	9,183	4,626	29,205	15,899
Depreciation, depletion, amortization and accretion	88,073	113,872	264,203	413,195
Impairment of oil and natural gas properties	—	—	205,030	—

EBITDA	95,395	235,700	225,353	872,605

Adjustments:
Loss on extinguishment of debt	—	—	2,926	—
Unrealized derivative loss (gain)	2,113	(27,328)	94	(10,933)

Adjusted EBITDA	$97,508	$208,372	$228,373	$861,672